UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
Amendment No. 1
amending Form 8-A dated August 29, 2007

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

PEOPLESUPPORT, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	95-4695021 (I.R.S. Employer Identification No.)

1100 Glendon Ave., Suite 1250 Los Angeles, California (Address of principal executive offices)	90024 (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Series A Junior Participating Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: ☐
Securities Act registration statement file number to which this form relates: None
Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered.
     Reference is hereby made to the Registration Statement filed with the Securities and Exchange Commission on Form 8-A, dated August 29, 2007 (the “Original Form 8-A”), by PeopleSupport, Inc., a Delaware corporation (the “Company”), relating to the rights distributed to the stockholders of the Company in connection with the Shareholder Rights Agreement, dated as of August 28, 2007 (the “Rights Agreement”), between the Company and ComputerShare Trust Company, N.A., as Rights Agent (the “Rights Agent”). The Original Form 8-A is incorporated herein by reference.
     On August 5, 2008, the Company and the Rights Agent entered into an Amendment (“Amendment”) to the Rights Agreement, effective August 3, 2008.
     In connection with the Amendment, the Company entered into an Agreement and Plan of Merger dated August 3, 2008 (the “Merger Agreement”), among the Company, Essar Services, Mauritius (“Parent”), and Easter Merger Sub, Inc., a wholly-owned subsidiary of Parent. The Rights Agreement was amended such that, with respect to the execution of and the consummation of the transactions contemplated by the Merger Agreement, neither Parent nor any of its affiliates is or will become an “Acquiring Person” and that no “Triggering Event” or “Distribution Date” (as such terms are defined in the Rights Agreement) will occur.
     The Company filed the Merger Agreement as an exhibit to the Form 8-K filed on August 4, 2008. The Rights Agreement is filed as Exhibit 4.1 to the Form 8-K filed on August 29, 2007, and incorporated by reference as Exhibit 4.1 to this amendment to the Original Form 8-A. The Amendment is filed as Exhibit 4.2 to this amendment to the Original Form 8-A and is incorporated herein by reference.
     The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.
Item 2. Exhibits.

Exhibit No.	Description

4.1	Shareholder Rights Agreement, dated August 28, 2007, between the Registrant and ComputerShare Trust Company, N.A., as Rights Agent, which includes as Exhibit A the Form of Certificate of Designation of Series A Junior Participating Preferred Stock, as Exhibit B the Form of Rights Certificate, and as Exhibit C the Summary of Rights.(1)

4.2	Amendment to Rights Agreement, dated as of August 3, 2008, between the Registrant and ComputerShare Trust Company, N.A., as Rights Agent.

(1)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 29, 2007.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 8, 2008	PEOPLESUPPORT, INC.
	By:	/s/ Lance Rosenzweig
Lance Rosenzweig
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Shareholder Rights Agreement, dated August 28, 2007, between the Registrant and ComputerShare Trust Company, N.A., as Rights Agent, which includes as Exhibit A the Form of Certificate of Designation of Series A Junior Participating Preferred Stock, as Exhibit B the Form of Rights Certificate, and as Exhibit C the Summary of Rights.(1)

4.2	Amendment to Rights Agreement, dated as of August 3, 2008, between the Registrant and ComputerShare Trust Company, N.A., as Rights Agent.

(1)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 29, 2007.

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